SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 Form 8-K


                          CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): July 6, 1998




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375          UNICOM CORPORATION                        36-3961038
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box A-3005
            Chicago, Illinois 60690-3005
            312/394-7399


1-1839      COMMONWEALTH EDISON COMPANY               36-0938600
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box 767
            Chicago, Illinois 60690-0767
            312/394-4321











Item 5.  Other Events.

Strategic Objectives

Unicom Corporation (the "Company") announced several objectives (the "Objectives") that it is adopting for the operations of its electric utility subsidiary, Commonwealth Edison Company ("ComEd"), and its other subsidiaries. Among other things, the Objectives contemplate that ComEd will undertake steps to offer for sale its coal-fired generation plants, representing an approximate aggregate capacity of 5,600 megawatts. Such plants have an aggregate book value of approximately $1.1 billion. ComEd would retain its existing nuclear, oil and gas-fired generating units, which represent an aggregate capacity of approximately 13,500 megawatts, and its transmission and distribution assets. A copy of the Objectives is filed as an exhibit to this Current Report on Form 8-K.

Forward-Looking Statements. Except for historical data, the information contained in the Objectives constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks; consequently, such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. The statements regarding expected or targeted reductions, as well as overall savings, in expenditures relating to operations and maintenance, capital, and fuel and purchased power are subject to the ability of the Company to achieve targeted workforce reductions and the ability of internal savings initiatives to achieve expected savings, changes in the scope of work for needed maintenance and for capital expenditures, fluctuations in the market prices for fuel and purchased power, and the ability of the Company to achieve the nuclear capacity factors that are targeted. The statement regarding targeted earnings per share is subject to unforeseen developments in the market for electricity in Illinois resulting from regulatory changes, the influence of developments in the regulatory environments in other Midwestern states, adverse weather conditions, and changes in the overall economy, any or all of which may affect ComEd's sales of electricity; the ability of the Company's strategic plans to produce targeted efficiencies, the ability to complete the disposition of ComEd's coal-fired generation units at anticipated prices and terms, and the ability to reduce the Company's cost of capital through the issuance of asset-backed securities by ComEd. The statement regarding targeted gross margins for natural gas sales is subject to the ability of the Company to achieve its goals in the competitive market for natural gas. The statements regarding the profitability of the performance contracting business are subject to the Company's ability to achieve the efficiencies it seeks in a competitive market. The statement regarding projected sales, profits and market share in the restructured energy markets are subject to unforeseen changes in the market as a result of changing regulations and the emergence of competition. The statement regarding the estimated return to service of ComEd's LaSalle nuclear generating units is subject to the concurrence of the Nuclear Regulatory Commission with proceeding to power operations for those units and changes in the scope of work. The earnings per share goals assume 185 million average outstanding shares in 2000. The Company makes no commitment to disclose any revisions to the forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon the forward-looking statements.


Accounting for Impairment of Long-Lived Assets

The Staff of the Securities and Exchange Commission (SEC) has recently issued interpretive guidance regarding the application of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of (SFAS 121), when a regulated enterprise such as an electric utility discontinues regulatory accounting practices for separable portions of its operations and assets. Under SFAS 121, an asset is considered impaired, and should be written down to fair value, if its future cash flows are insufficient to recover the carrying value of the asset. The interpretive guidance concludes that for purposes of applying SFAS 121, supplemental regulated cash flows such as a Competitive Transition Charge (CTC) should be excluded from the cash flows of
assets in a portion of the business not subject to    regulatory
accounting practices. If such assets are impaired, a regulatory asset should be established if such costs are recoverable through regulated cash flows. The guidance also addresses the extent to which assets should be grouped to determine impairment.

ComEd discontinued the application of regulatory accounting principles in December 1997 for the generation portion of its business and performed an SFAS 121 impairment analysis that concluded that future revenues, including the collection of the CTC, expected to be recovered from electric supply services will be sufficient to cover the costs of its generating assets. However, reflecting the SEC's recent interpretive guidance, ComEd's revised impairment evaluation is expected to result in a
plant impairment of       approximately $3 billion.  Under the
SEC's interpretive guidance the impairment would be reflected as a reduction in plant assets. Because future CTC revenues collected through regulated cash flows are expected to provide recovery of the impaired plant assets, a regulatory asset would be recorded for the same amount. Accordingly, this balance sheet reclassification would not effect results of operation. ComEd expects to record this balance sheet adjustment in the second quarter of 1998. This regulatory asset will be amortized over a transition period which is expected to end by 2006, but may be extended to 2008 if certain conditions are met.

                               SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                       UNICOM CORPORATION
                                          (Registrant)


Date: July 6, 1998            By:        John C. Bukovski
                                      ------------------------
                                         John C. Bukovski
                                        Senior Vice President






                                     COMMONWEALTH EDISON COMPANY
                                           (Registrant)


Date: July 6, 1998            By:        John C. Bukovski
                                       ------------------------
                                        John C. Bukovski
                                      Senior Vice President

                                                   EXHIBIT INDEX

Exhibit
Number             Description of Exhibit



99.           Unicom Directions
              Recommitment, Restructuring and Renewal